Exhibit 99.1

PRESS RELEASE

	CONTACT:	Al Petrie
FOR IMMEDIATE RELEASE		Investor Relations Coordinator
investorrelations@wtoffshore.com
713-297-8024

W&T Offshore Announces Management Change

HOUSTON, April 6, 2023 – W&T Offshore, Inc. (NYSE: WTI) (“W&T” or the “Company”) today announced that Janet Yang, Executive Vice President and Chief Financial Officer, will be leaving the Company on May 11, 2023, following the release of the Company’s first quarter earnings and the filing of the Company’s 10-Q. Ms. Yang disclosed that, for family reasons, she and her family will be relocating to another city.

A formal search will be initiated shortly but until such time as a new Chief Financial Officer is appointed, the Company announced that Trey Hartman, Vice President and Chief Accounting Officer, will serve as Interim Chief Financial Officer.

Tracy W. Krohn, Chairman and Chief Executive Officer, stated, “We would like to thank Janet for her leadership and the many contributions she made to W&T over her 14 years with the Company and wish her and her family well in their upcoming move. Janet has truly been an integral member of our executive management team and contributed significantly to the multitudes of success we have achieved over the years, including key strategic and financial initiatives. We also thank Trey for stepping in during this transition period. With his extensive management experience and knowledge of our Company, combined with our strong accounting, financial reporting, investor relations, finance, treasury and control teams that we have in place, I am confident all responsibilities and abilities related to the CFO office will be sustained for a smooth transition.”

Ms. Yang commented: “I want to express my sincere gratitude to Tracy and the Board for the many opportunities provided to me and the trust placed in me throughout my 14-year tenure with W&T. Also, it has been a true honor and privilege to work alongside an extremely talented and dedicated team at W&T, and I will really miss being here. I leave W&T with the highest regards for the Company and believe W&T is well-positioned for success and growth with an entrepreneurial, experienced and proven team, strong balance sheet and exciting long-term growth opportunities. I look forward to contributing to a smooth transition and wish the Company all the best for the future.”

About Trey Hartman

Trey Hartman, age 48, joined W&T Offshore as Controller in April 2021 and was appointed Vice President and Chief Accounting Officer in May 2022.  He previously served as Vice President – Controller for Sheridan Production Company from 2015 to 2020.  Prior to joining Sheridan, Mr. Hartman served as Vice President and Controller at Halcon Resources Corporation from 2012 to 2015.  Before joining Halcon Resources, Mr. Hartman served in various successive roles including Assistant Controller at Petrohawk Energy from 2006 to 2011 and at BHP Billiton (after the sale of Petrohawk) from 2011 to 2012.  Mr. Hartman began his career in the audit practice of PricewaterhouseCoopers, LLP in 1997. Mr. Hartman has a Bachelor of Business Administration in Accounting and a Master of Science in Accounting from Texas A&M University.  He is a Certified Public Accountant in the State of Texas.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer, active in the exploration, development and acquisition of oil and natural gas properties in the Gulf of Mexico. As of December 31, 2022, the Company holds working interests in 47 offshore fields in federal and state waters (45 fields producing and two fields capable of producing, which include 39 fields in federal waters and eight in state waters). The Company currently has under lease approximately 625,000 gross acres (457,000 net acres) spanning across the outer continental shelf off the coasts of Louisiana, Texas, Mississippi and Alabama, with approximately 8,000 gross acres in Alabama State waters, 458,000 gross acres on the conventional shelf and approximately 159,000 gross acres in the deepwater. A majority of the Company’s daily production is derived from wells it operates. For more information on W&T, please visit the Company’s website at www.wtoffshore.com.

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